Exhibit 10.2

R&G ACQUISITION HOLDINGS CORPORATION

ARTICLES OF AMENDMENT

DESIGNATING

9.5% SERIES A NONCUMULATIVE PERPETUAL PREFERRED STOCK

I.

The name of the corporation is “R&G Acquisition Holdings Corporation” (the “Company”).

II.

These Articles of Amendment (the “Amendment”) add the following as a new Section 4.7 to the Company’s Amended and Restated Articles of Incorporation (as amended, the “Articles”), to designate and set forth the terms of a series of Preferred Stock. Any terms used but not defined in this Amendment shall have the meanings set forth in the Articles:

1. Designation. The distinctive designation of the series of Preferred Stock established hereby shall be the “9.5% Series A Noncumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”).

2. Number of Shares. The total number of shares of Series A Preferred Stock shall be 150,000 shares, $.01 par value per share. The number of shares of Series A Preferred Stock may from time to time be decreased (but not below the number then outstanding) by the Board of Directors, but may not be increased.

3. Dividends.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Company’s Board of Directors, out of funds of the Company legally available therefor, cash dividends at the rate of 9.5% per annum of the $1,000 stated value per share (the “Stated Value”) of the Series A Preferred Stock per year, or $95.00 per Share of Series A Preferred Stock annually. Such dividends shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2006 (each, a “Dividend Payment Date”). If a Dividend Payment Date is not a Business Day (as defined below), then the dividend that otherwise would have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on the Dividend Payment Date, and no interest or additional dividends or other sums shall accrue or be payable on the amount so payable from the Dividend Payment Date to such next succeeding Business Day. A “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Orlando, Florida are authorized or required by law, regulation or executive order to close. The amount of any dividend payable on the Series A Preferred Stock for any full Dividend Period (as defined below) or any partial Dividend Period shall be prorated and computed and paid on the basis of a 360-day year and the actual number of days elapsed in the relevant Dividend Period (it being understood that the initial dividend payable on June 30, 2006 may be for less than a full Dividend Period and will reflect dividends accumulated from and including the original issue date through and including June 30, 2006). A “Dividend Period” shall mean the period from and including the Original Issue Date to and including the first Dividend Payment Date, and each subsequent period from and excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date. Dividends will be payable to holders of record as they appear in the shareholder records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the Dividend Payment Date falls (each, a “Dividend Record Date”).

(b) Dividends payable on the Series A Preferred Stock shall not accumulate.

(c) No dividends on the Series A Preferred Stock shall be declared by the Company’s Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness and any related waiver or amendment thereto, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

(d) Except as provided in Section 3(e) below, unless dividends on the Series A Preferred Stock for the then current Dividend Period shall have been or are declared and paid in cash, and the Company has declared and paid dividends on each Dividend Payment Date for the preceding six (6) Dividend Periods, no dividends shall be declared by the Company’s Board of Directors or paid or set apart for payment by the Company, and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), or shares of any other class or series of the Company’s capital stock ranking, as to dividends, junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of the Company’s capital stock ranking junior to the Series A Preferred Stock as to (i) dividends and (ii) upon liquidation) on the related Dividend Payment Date or during the immediately succeeding Dividend Period), nor shall any Shares of Common Stock, or any other Shares of the Company ranking, as to dividends or upon liquidation, on a parity with (“Parity Shares”), or junior to, the Series A Preferred Stock, be redeemed, purchased or otherwise acquired for any consideration (nor shall any funds be paid to or made available for a sinking fund for the redemption or retirement, purchase or reduction of any such shares) by the Company (except by conversion into or exchange for other shares of Company capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) on such Dividend Payment Date or during the immediately succeeding Dividend Period.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart by the Company) upon the Series A Preferred Stock and any other series of preferred stock issued by the Company ranking on a parity as to dividends with the Series A Preferred Stock, if any, all dividends declared upon the Series A Preferred Stock and any such other series of Parity Shares shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Parity Shares shall in all cases bear to each other the same ratio that the dividends per share on the Series A Preferred Stock and such other series of Parity Shares bear to each other.

(f) All dividends paid with respect to shares of the Series A Preferred Stock shall be paid pro rata to the holders of such Shares entitled thereto. Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or Shares of any class or series (including the Series A Preferred Stock), in excess of the dividends on the Series A Preferred Stock as provided herein.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company (each, a “Liquidation”), the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $1,000 per share of Series A Preferred Stock plus all accrued dividends since the last Dividend Payment Date (the “Liquidation Preference”), before any distribution or payment shall be made to holders of Shares of Common Stock or any other class or series of capital stock of the Company ranking junior to the Series A Preferred Stock as to liquidation rights. In the event that, upon such Liquidation, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all Parity Shares, if any, having the same Liquidation Preference, then the holders of the Series A Preferred Stock and all other such classes or series of Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled, and the holders of the shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

(b) Written notice of any Liquidation, stating the payment date or dates and the place or places on and at which the amounts distributable as a result thereof shall be payable, shall be given by first class mail, postage paid, not less than 30 nor more than 60 days prior to the first payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as they appear on the Company’s stock transfer records.

(c) After payment to the holders of the Series A Preferred Stock of the full liquidation amounts provided in this Section 4, the holders of the Series A Preferred Stock, as such, will have no right or claim to any of the remaining assets of the Company.

5. Redemption.

(a) Optional Redemption by the Company. Except as provided in Sections 5(c) and (d) below, shares of Series A Preferred Stock shall not be redeemable, in whole or in part, by the Company prior to seven (7) years from the date of issuance (the “Redemption Availability Date”). On and after such Redemption Availability Date, the Company may, at its option and subject to prior approval of the Board of Governors of the Federal Reserve System or its delegee (the “Federal Reserve”), redeem the shares of Series A Preferred Stock at any time and from time to time, in whole or in part, at a price per share (the “Redemption Price”), payable in cash, of $1,000 per preferred share, together with all accrued but unpaid dividends since the last scheduled Dividend Payment Date on the date fixed for redemption (the “Redemption Date”), to the fullest extent the Company has funds legally available therefor. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as set forth in Section 5(c) below). The Company shall not purchase, before or after the applicable Redemption Availability Date for the shares of Series A Preferred Stock, either at a public or private sale or by tender offer, all or part of such shares, except pursuant to an offer made on the same terms and conditions to all holders of such shares, subject to the provisions of applicable law.

(b) Procedures for Redemption.

(i) A notice of redemption shall be mailed by the Company, postage paid, not more than 60 days prior to the Redemption Date, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as they appear on the Company’s stock transfer records. In addition to any information required by law, such notice shall state: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price. If fewer than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock to be redeemed from such holder. No failure to provide such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock, except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In order to facilitate the redemption of shares of Series A Preferred Stock, the Company’s Board of Directors may fix a record date for the determination of the shares of Series A Preferred Stock to be redeemed, such record date not to be less than 30 or more than 60 days prior to the date fixed for such redemption.

(ii) If notice has been given as provided above, and provided further that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall, subject to Section 5(b)(iii) below, have been irrevocably set aside by the Company, separate and apart from its other funds, in trust with an independent bank that is a member of the FDIC having capital and surplus of not less than $500,000,000 (an “Eligible Trustee”) for the pro rata benefit of the holders of the shares of the Series A Preferred Stock so called for redemption, so as to be, and to continue to be available therefore, then, from and after the Redemption Date (unless the Company defaults in the payment of the Redemption Price), said shares shall no longer be deemed to be outstanding and all rights of the holders thereof, as such, (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, as the Company may require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Company at the Redemption Price. In case fewer than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder(s) thereof; provided the Company shall have no obligation to issue any fractional shares of Series A Preferred Stock, but instead shall pay the holder the proportionate amount of the Redemption Price of such fractional shares.

(iii) Any funds deposited with an Eligible Trustee as contemplated by Section 5(b)(ii) shall be irrevocably set aside by the Company except that: (A) the Company shall be entitled to receive from the Eligible Trustee where such funds have been deposited, the interest or other earnings, if any, earned on any funds so deposited in trust, and the holders of any shares of Series A Preferred Stock redeemed shall have no claim to such interest or other earnings; and (B) subject to applicable laws, any balance of funds so deposited by the Company and unclaimed by the holders of the shares of Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid to the Company, together with any interest or other earnings earned thereon, and after such repayment, the holders of the shares of Series A Preferred Stock entitled to the funds so repaid shall look only to the Company for payment, which shall be without interest or other earnings.

(iv) Unless full dividends on all shares of Series A Preferred Stock have been declared and paid in cash for each of the last six (6) consecutive prior Dividend Periods, or declared and a sum sufficient for the payment thereof in cash set apart for payment for the current Dividend Period, the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock ranking junior to the shares of Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock outstanding are to be redeemed pursuant to this Section 5, the Company shall call for redemption shares of Series A Preferred Stock pro rata among the holders, the number of shares of Series A Preferred Stock held of record by each holder (with any necessary adjustments to avoid any outstanding fractional shares). If fewer than all the shares of Series A Preferred Stock represented by any share certificate are to be so redeemed, the Company shall issue a new certificate for the shares not redeemed, provided the Company shall have no obligation to issue any fractional shares of Series A Preferred Stock, but instead shall pay the holder the proportionate amount of the Redemption Price of such fractional Shares.

(v) All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 5 shall be retired and canceled and shall not be available for reissuance.

(c) Automatic Redemption. Shares of the Series A Preferred Stock are automatically redeemable, subject to prior Federal Reserve approval, solely upon the occurrence of a “Change in Control” of the Company, R&G Financial Corporation (“RGF”) or R-G Crown Bank (“Crown Bank”), in whole but not in part, at a cash redemption price equal to 110% of the Stated Value of such shares (an “Automatic Redemption”) plus all accrued but unpaid dividends since the last Dividend Payment Date. For purposes hereof, a Change in Control shall be deemed to have occurred if (i) Crown Bank is a party to a merger, consolidation, statutory share exchange, spin off, split off, liquidation or any other transaction as a result of which the Company no longer owns 100% of Crown Bank’s capital stock of all classes and series (including, for the purposes of this provision, all securities or instruments exercisable, convertible or exchangeable for such capital stock), or Crown Bank is a party to a sale of all or substantially all of its assets, whether in a single transaction or series of transactions (individually and collectively, a “Reorganization”); (ii) shares of capital stock of Crown Bank shall become subject to any security interest, mortgage, pledge or negative pledge, hypothecation, lien, encumbrance, or adverse equities or claims; (iii) the Company or RGF is party to a Reorganization as a result of which RGF no longer owns 100% of the Company’s capital stock of all classes and series (including, for the purposes of this provision, all securities or instruments exercisable, convertible or exchangeable for such capital stock); (iv) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or persons acting together or in concert (including any “group”), and who are not, at the date hereof, beneficial owners (as defined in Rule 13(d) under the Exchange Act), individually or collectively, of 25% or more of any class or series of securities of RGF, the Company or Crown Bank shall become the beneficial owner of securities of RGF, the Company or Crown Bank, or securities or instruments exercisable, convertible or exchangeable for such securities representing 25% or more of the voting power of either any individual class of securities or of any classes which vote together with RGF’s, the Company’s or Crown Bank’s then outstanding securities; or (v) a change in a majority of the persons serving on the Board of Directors of RGF from those persons serving as RGF directors on the date hereof (“Existing Directors”), provided, however, new directors nominated or elected by a majority of the Board of Directors shall be deemed Existing Directors for purposes hereof. Without affecting or limiting any rights, privileges or powers of holders of Series A Preferred Stock, in the event of a Change in Control where (i) any of RGF, the Company or Crown Bank (w) is not well capitalized, (x) is not in compliance with regulatory capital adequacy requirements, or (y) has not received approval from applicable regulatory authorities for any redemption of the Series A Preferred Stock or for any instrument issued by any depository institution subsidiary of RGF or the Company into which such Series A Preferred Stock is convertible, or (ii) any depository institution subsidiary of RGF or the Company is not well capitalized for purposes of the prompt corrective action rules of its primary federal regulatory authority, then, notwithstanding that a Change in Control has occurred, holders of Series A Preferred Stock shall not have rights to Automatic Redemption hereunder, unless and until such Automatic Redemption is approved by the Federal Reserve.

(d) Subject to the approval of the Federal Reserve, the Company shall redeem the shares of the Series A Preferred Stock prior to the expiration of seven (7) years to the full extent of the proceeds received by the Company upon any redemption of RGF’s 9.5% Series E Noncumulative Perpetual Preferred Stock held by the Company.

6. Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Amendment.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not: (i) without the affirmative vote or consent of the holders of at least 66 2/3% of the total outstanding shares of Series A Preferred Stock and of any Parity Shares, if any, given in person or by proxy, either in writing or at a meeting (voting together as a single class with all other series of Parity Shares of the Company upon which like voting rights have been conferred or are exercisable without regard to series), authorize or create, or increase the authorized or issued amount of, any Parity Shares or any class or series of shares of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon the Liquidation of the Company or reclassify any authorized Shares of the Company into such Shares, or create, authorize or issue any obligation or security convertible into, exchangeable for, or evidencing the right to purchase any Parity Shares, any Shares ranking senior in priority to the Series A Preferred Stock; or (ii) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series A Preferred Stock, voting as a separate class, amend, alter or repeal the provisions of, or add any provision to, the Articles or this Amendment, whether by merger, consolidation, statutory share exchange or sale, transfer or conveyance of all or substantially all of its assets, or otherwise (each such event specified in clauses (i) and (ii), an “Event”), so as to materially and adversely affect any right, preference, privilege or voting or other powers of the shares of Series A Preferred Stock or the holders thereof; and provided, further, that any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of shares of the capital stock of the Company, in each case which are Parity Shares or which rank senior to the Series A Preferred Stock with respect to the payment of dividends or distributions of assets upon Liquidation, shall be deemed to materially and adversely affect such rights, preferences, privileges or voting or other powers of shares of Series A Preferred Stock, and the holders of Series A Preferred Stock shall have the right to vote on any such increase, creation or issuance as a separate class.

(c) The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust with an Eligible Trustee to effect such redemption.

(d) On each matter submitted to a vote of the holders of the Series A Preferred Stock in accordance with Section 6(b), or as otherwise required by law, each share of Series A Preferred Stock shall be entitled to one vote, except that when any other series of Preferred Stock of the Company shall have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and such other series shall have with respect to such matters, shall have the aggregate number of votes in the same proportion to all votes of Preferred Stock as the total Liquidation preference of all shares of the Series A Preferred Stock bears to the aggregate liquidation preference of all outstanding shares of Preferred Stock. With respect to each share of Series A Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

7. Conversion or Exchange. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company; provided, however that, to the extent that the Series A Preferred Stock becomes no longer fully eligible for Tier 1 capital treatment under applicable regulatory capital rules promulgated by the Federal Reserve, such portion of the shares of Series A Preferred Stock, if any, as the Company may determine and as shall be acceptable to the Office of Thrift Supervision (“OTS”,) shall be, upon five (5) Business Days written notice to the holders thereof, exchangeable into preferred stock of Crown Bank having identical terms to the terms of Series A Preferred Stock. The Company shall use its commercially reasonable best efforts to obtain OTS approval of any such exchange.

8. Ranking. In respect of rights to the payment of dividends and the distribution of assets in the event of any Liquidation of the Company, the shares of the Series A Preferred Stock shall rank senior and prior to the Company’s Common Stock and to any other Shares, subject to any other Parity Shares or senior securities being approved by the affirmative vote of the Series A Preferred Stock required by Section 6 above. The Series A Preferred Stock will rank junior to all of the Company’s indebtedness. For purposes of this Section 8, debt securities of the Company that are convertible into or exchangeable for Company Shares or any other debt securities of the Company shall not constitute a class or series of shares of the capital stock of the Company.

9. Future Transactions. For so long as any shares of the Series A Preferred Stock shall be outstanding, upon the occurrence of a “Material Covenant Violation” as defined in Section 2.6(e) of that certain Warrant to Purchase Shares of Common Stock of R&G Financial Corporation issued in connection with the authorization and issuance of this Series A Preferred Stock (whether or not such Warrants remain outstanding) or in Section 7.2(e) of the Additional Purchase Rights Investment Agreement dated as of March 27, 2006, the Company shall, and RGF shall cause the Company to, use commercially reasonable best efforts to seek and consummate the sale of Crown Bank or all or substantially all of Crown Bank’s assets.

10. Headings, etc. The headings hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof. The words “include,” “including” and derivatives thereof shall be without limitation by reason of enumeration or otherwise, the singular shall include the plural and vice versa.

11. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series A Preferred Stock set forth in these Articles are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Series A Preferred Stock set forth in these Articles that can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision hereof unless so expressed herein.

12. Preemptive Rights. Holders of Series A Preferred Stock shall be entitled to preemptive rights to subscribe for or acquire any unissued shares of Company Preferred Stock of any class of series (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of Company Preferred Stock of any class or series.

13. Fiduciary Duty. The Company expressly undertakes and shall owe a fiduciary duty to the holders of the Series A Preferred Stock.

14. Miscellaneous. Except as expressly provided otherwise, nothing herein is intended to or shall limit the voting rights of holders of the Series A Preferred Stock under the Florida Business Corporation Act.

III.

This Amendment was adopted on March 27, 2006.

IV.

This Amendment was duly adopted by the sole shareholder of the Company, in accordance with Section 607.0704 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, R&G Financial Corporation has authorized and caused this Amendment to be executed by its Chief Executive Officer and attested to by its Secretary, as of this 27th day of March 2006.

Attest:		R&G FINANCIAL CORPORATION

By:		By:
	Vicente Gregorio		Victor J. Galán
	Secretary		Chief Executive Officer